Exhibit 99.1

At the Company
Kim Hillyer	Jeff Goeser
Director, Communications	Director, Investor Relations and Finance
(402) 206-1014	(402) 597-8464
kim.hillyer@tdameritrade.com	jeffrey.goeser@tdameritrade.com

TD Ameritrade Announces Changes to its Leadership Structure

OMAHA, Neb., Aug. 2, 2016 – TD Ameritrade Holding Corporation (Nasdaq: AMTD) today announced that Marv Adams has decided to resign from his position as executive vice president and chief operating officer (COO). He will serve in an advisory capacity for the next several months, reporting to Tim Hockey, TD Ameritrade president and CEO-elect, before leaving the company on Dec. 1, 2016.

The company has chosen to not replace Adams and will instead streamline its organizational structure to better align with its future strategic goals and objectives. In doing so, it is eliminating the COO position and realigning departments within existing business units.

“Since he joined TD Ameritrade in 2011, Marv Adams has helped create a culture of continuous improvement, making us more agile and simplifying the way we work,” Hockey said. “He has strengthened the stability and capacity of our systems and enhanced operational efficiency. We are grateful to him for all that he’s done for our employees, and for TD Ameritrade, and we wish him the best in his next endeavors.”

Source: TD Ameritrade Holding Corporation

About TD Ameritrade Holding Corporation

Millions of investors and independent registered investment advisors (RIAs) have turned to TD Ameritrade’s (Nasdaq: AMTD) technology, people and education to help make investing and trading easier to understand and do. Online or over the phone. In a branch or with an independent RIA. First-timer or sophisticated trader. Our clients want to take control, and we help them decide how - bringing Wall Street to Main Street for more than 40 years. An official sponsor of the 2016 U.S. Olympic Team, as well as an official sponsor of the National Football League, TD Ameritrade has time and again been recognized as a leader in investment services. Please visit TD Ameritrade’s newsroom or www.amtd.com for more information, or read our stories at http://freshaccounts.amtd.com.

Brokerage services provided by TD Ameritrade, Inc., member FINRA (www.FINRA.org) /SIPC (www.SIPC.org).